STOCK PURCHASE


                               AGREEMENT






                        STOCK PURCHASE AGREEMENT

                                INDEX
                                                          Page
1.  Purchase and Sale                                       1

    (a) Purchase Price                                      1
    (b) Installment Payments                                2
    (c) Payment of the Purchase Price                       2
    (d) Determination of Sealed Air Shares                  3

2.  Closing                                                 3

    (a) Time and Place of Closing                           3
    (b) Exchange of Stock Certificates; Method of Payment   4
    (c) Delivery Constitutes Affirmation                    4

3.  Conditions to the Obligations of Sealed Air, Purchaser
    and Selling Stockholder                                 5

    (a) Conditions to Sealed Air's and Purchaser's
        Obligations                                         5
    (b) Conditions to the Selling Stockholder's
        Obligations                                         7

4.  Representations, Warranties and Covenants of the        8
    Selling Stockholder

5.  Additional Representations, Warranties and Covenants    9
    of the Selling Stockholder

    (a) Organization, Standing, etc.                        9
    (b) Capitalization                                      9
    (c) Charter Documents and Bylaws                        10
    (d) Outstanding Options Warrants or Other Rights        10
    (e) Subsidiaries                                        10
    (f) Record Ownership                                    10
    (g) Financial Statements                                10
    (h) Certain Changes or Events                           11
    (i) Title to Properties: Liens                          12
    (j) Adequacy of Patents and Other Rights                13
    (k) Litigation, Etc.                                    14
    (l) Accounts Receivable                                 14
    (m) Inventory                                           14
    (n) Governmental Consents, etc.                         15
    (o) Disclosure                                          15
    (p) Compliance With Other Instruments etc.              15
    (q) Compliance With Law                                 15
    (r) Existing Contracts                                  16
    (s) Outstanding Indebtedness                            17
    (t) Taxes etc.                                          17
    (u) Insurance                                           17
    (v) Employee Benefits                                   17
    (w) Miscellaneous                                       18

6.  Indemnification                                         18

    (a) Indemnification                                     18
    (b) Liability of Indemnification                        19
    (c) Tax etc.                                            19
    (d) Survival of Representations and Warranties          20
    (e) Right to set-off                                    20

7.  Representations and Warranties of the Purchaser         20
    and Sealed Air

    (a) Due Incorporation                                   20
    (b) Due Authorization, Etc.                             21
    (c) No Violation                                        21
    (d) Litigation                                          21
    (e) Reports and Financial Statements                    21

8.  Certain Agreements                                      22

    (a) Conduct of Business of Emtek and E.T. Bygg Prior    22
        to the Closing etc.
    (b) Delivery of Minute Books and Corporate Records; 24 Resignation of Directors.
    (c) Listing of the Sealed Air Shares.                   24
    (d) Certain Tax Obligations                             24
    (e) Non-Competition                                     25
    (f) Norpapp                                             25

9.  Registration of the Sealed Air Shares and Restriction   26
    on Transfer

    (a) Registration Pursuant to Rule 415                   26
    (b) Expenses                                            26
    (c) Procedures                                          26
    (d) Indemnification                                     27
    (e) Selling Stockholder's Representation                28
    (f) Legend on Certificates                              28

10. Expenses                                                30

11. General                                                 30

    (a) Corporation Examination; Investigations             30
    (b) Notices                                             30
    (c) Waivers                                             31
    (d) Amendments                                          31
    (e) Binding Effects                                     31
    (f) Governing Law                                       31
    (g) No Brokers or Finders                               31
    (h) Conduct of Business of Sealed Air                   32
    (i) Furnishing of Information                           32
    (j) Dispute resolution                                  32

Exhibits:

Exhibit A:     Form of Employment Agreement
Exhibit B:     Form of Lease
Exhibit C:     Form of Guaranty
Exhibit D:     Disclosure Schedule

                         STOCK PURCHASE AGREEMENT

AGREEMENT dated as of May 30, 1994 among SEALED AIR B.V., a limited liability company organized and existing under the laws of the Netherlands (the
"Purchaser"), and AUD ROLSETH SANNER, a Norwegian individual (the
"Selling
Stockholder"), joined in for the purposes set forth in this Agreement by
SEALED AIR CORPORATION, a Delaware corporation ("Sealed
Air").

                                WITNESSETH:

WHEREAS, EMBALLASJE-TEKNIKK AS, a company with limited liability organized and existing under the laws of Norway
("Emtek"), has authorized capitalization of 10.000 common shares, with a nominal value of NOK 1,000 each ("Emtek
Capital Stock");

WHEREAS, E.T. BYGG AS, a company with limited liability organized and existing under the laws of Norway
("E.T.Bygg"), has authorized capitalization of 50 common shares, with a nominal value of NOK 1,000 each (E.T. Bygg
Capital Stock");

WHEREAS, the Selling Stockholder owns all of the shares of Emtek Capital Stock (the "Emtek Shares") and E.T. Bygg
Capital Stock (the "E.T. Bygg Shares"); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Selling Stockholder desires to sell the Emtek Shares and the E.T.Bygg Shares to the Purchaser, and the Purchaser desires to purchase all of the Emtek Shares and all the E.T. Bygg Shares from the Selling
Stockholder;

NOW, THEREFORE, the parties agree as follows:

1.   Purchase and Sale

(a) Purchase Price. Subject to the terms and conditions contained in this Agreement, (i) on the Closing Date (as hereinafter defined), the Purchaser shall purchase from the Selling Stockholder, and the Selling Stockholder shall sell to the Purchaser, the Emtek Shares, which shares shall, on the Closing Date, constitute all of the shares of Emtek Capital Stock, and (ii) if the Closing shall have occurred on the Closing Date, the Purchaser shall on January 25, 1997 purchase from the Selling Stockholder, and the Selling Stockholder shall sell to the Purchaser, the E.T. Bygg Shares, which shares shall, on such date, constitute all of the shares of the E.T. Bygg Capital Stock, in exchange for NOK 29,500,000, reduced by possible dividends and tax as provided for in Section 1(c), (the "Purchase Price"), allocated as follows:

     (m)  NOK 29,000,000 for the Emtek Shares,
     (n)  NOK 500,000 for the E. T. Bygg Shares.

(b) Installment Payments: The portion of the Purchase Price allocated to the Emtek Shares shall be payable in installments as follows:

     (w) NOK 14,500,000, reduced by possible dividends and tax as provided for in Section 1(c), on the Closing
          Date(the "First Installment");
     (x)  NOK 5,000,000 on January 25, 1995 (the "Second
          Installment");
     (y)  NOK 5,000,000 on January 25, 1996 (the "Third
          Installment");
     (z)  NOK 4,500,000 on the third anniversary of the Closing
          (the "Fourth Installment").

(c) Payment of the Purchase Price. The Purchase Price shall be paid in cash by wire transfer to the account of the Selling Stockholder or by delivery to the Selling
Stockholder of a bank check; provided that the Purchaser shall have the option to pay up to NOK 7,375,000 of the Purchase Price allocated to the Emtek Shares by delivering to the Selling Stockholder in payment of all or any portion of any installment of the Purchase Price a number of whole shares of Sealed Air's Common Stock, par value USD 0.01 per share ("Sealed Air Common Stock"), determined pursuant to
Section 1(d)(i) of this Agreement; provided further that not less than NOK 12,000,000 of the First Installment shall be paid in cash. Any tax consequences ("korreksjonsskatt") for Emtek due to dividend paid to the Selling Stockholder for the year ended December 31, 1993, based upon untaxed retained earnings shall reduce the Purchase Price krone by krone. The Purchaser has the right to set-off against the Second, Third or Fourth Installment with any claim the Purchaser or Sealed Air may have against the Selling Stockholder as at the due date of such installment.

(d) Determination of Sealed Air Shares.

(i) The aggregate number of whole shares (the "Sealed Air Shares") of Sealed Air Common Stock to be delivered to the Selling Stockholder in payment, at the Purchaser's option, of all or a portion of the First Installment, the Second Installment, the Third Installment or the Fourth Installment, as the case may be, shall be determined by dividing the portion of such installment of the Purchase Price to be paid in Sealed Air Shares by the Average Closing Market Price (as hereinafter defined) expressed in Norwegian Kroner and rounding the quotient to the next lowest whole share. The term "Average Closing Market Price" shall mean the average of the closing market prices for Sealed Air Common Stock as reported in The Wall Street Journal for each of the five days on which such shares are traded on the New York Stock Exchange ("Trading Days") immediately preceding the date (the "Determination Date") which is ten Trading Days before the date on which such shares are to be delivered to the Selling Stockholder. The exchange rate that shall be applied to express the Average Closing Market Price in Norwegian Kroner shall be the spot rate of exchange for the conversion of US Dollars into Norwegian Kroner as reported in The Wall Street Journal at the close of business on the Determination Date.

 (ii) No fractional Sealed Air Shares shall be delivered to the Selling Stockholder. If a fractional share of Sealed Air Common Stock would be issuable to the Selling Stockholder pursuant to
Section 1 (d) (i), the Selling Stockholder shall be entitled to receive in lieu thereof, without duplication, as part of the Purchase Price, an amount in cash determined by multiplying the Average Closing Market Price (expressed in NOK) by the fraction of a share of Sealed Air Common Stock to which the Selling Stockholder would otherwise have been entitled.

2.   Closing

(a) Time and Place of Closing. The Closing under this Agreement (the "Closing") shall take place, unless the Purchaser, Sealed Air and the Selling Stockholder agree upon another date or place, at the offices of Wikborg, Rein & Co., Kronprinsesse Marthas Plass 1, N-0117 Oslo, at 10:00 A.M., local time, on a date (the "Closing Date") to be mutually agreed upon after the conditions set forth in Sections 3(a) and 3(b) shall have been satisfied, which date shall, unless otherwise agreed, not be later than 31 December, 1994. The parties each agree to use all reasonable commercial efforts to cause the conditions set forth in Sections 3(a) and 3(b) to be satisfied as soon as possible.

(b) Exchange of Stock Certificates; Method of Payment

(i) At the Closing, subject to the satisfaction on or before the Closing Date of the conditions set forth in Section 3:

     (x) the Selling Stockholder shall deliver to the Purchaser a certificate for the Emtek Shares registered in the name of the Purchaser and a written confirmation from her counsel that he holds the share certificates of E.T. Bygg in escrow and will hold them in escrow until delivery to the Purchaser pursuant to this Agreement; and

     (y) the Purchaser shall deliver to the Selling Stockholder either (A) an amount in cash equal to the First Installment or (B) a certificate, registered in the name of the Selling Stockholder, covering the number of whole Sealed Air Shares as computed pursuant to Section 1(d)(i) for the portion of the First Installment to be paid by the delivery of Sealed Air Shares with the balance of such First Installment to be paid in cash.

(ii) On January 25, 1997, the Selling Stockholder shall deliver to the Purchaser a certificate for the E.T. Bygg Shares, registered in the name of the Purchaser, and the Purchaser shall deliver to the Selling Stockholder the amount of NOK 500,000 in payment therefor.

(c) Delivery Constitutes Affirmation. The delivery to the Purchaser pursuant to Section 2(b)(i) or Section 2(b)(ii), as the case may be, of the certificates for the Emtek Shares and the E.T. Bygg Shares shall constitute an affirmation by the Selling Stockholder (i) that the representations and warranties of the Selling Stockholder contained in this Agreement remain true and accurate on the Closing Date with respect to the Emtek shares and on the date of delivery with respect to the E.T. Bygg Shares and
(ii) that the Selling Stockholder has duly performed or caused to be performed all covenants, conditions and obligations to be performed or satisfied on or before either such date under this Agreement by the Selling Stockholder, Emtek or E.T. Bygg.

3. Conditions to the Obligations of Sealed Air, the Purchaser and the Selling Stockholder

(a) Conditions to Sealed Air's and the Purchaser's Obligations. The obligations of Sealed Air and the Purchaser to purchase the Emtek Shares and E.T. Bygg Shares and to effect the Closing are subject to the satisfaction, on or before the Closing Date and the date of transfer of the E.T. Bygg Shares, of the following conditions:

(i) Board Approval. Sealed Air's Board of Directors shall have approved the transactions contemplated by this Agreement.

(ii) Listing of the Sealed Air Shares. The Selling Stockholder shall have provided to Sealed Air such information as is necessary to list the Sealed Air Shares on the New York Stock
Exchange prior to the Closing.

(iii) Employment Matters. The Selling Stockholder shall have entered into an Employment Agreement dated the Closing Date with Emtek on substantially the terms and conditions set forth in the agreement attached hereto as Exhibit A.

(iv) Lease of Facility. Emtek and E.T. Bygg shall have entered into a lease for the facility currently occupied by Emtek on substantially the terms and conditions set forth in Exhibit B
(the "Lease").

(v) Deposit of E.T. Bygg Shares Certificates. The Purchaser or Sealed Air shall have received a written confirmation of the Selling Stockholder's counsel that he holds the E.T. Bygg share certificates in escrow and that he will hold them in escrow until delivery of the share certificates to the Purchaser pursuant to this Agreement.

(vi) Government Approval. The Purchaser and Sealed Air shall have received all necessary approvals, permits and concessions from the Norwegian authorities to enable the parties to carry out the terms of this Agreement and the Lease, in form and substance satisfactory to Sealed Air, and all of such approvals, permits and concessions shall remain in full force and effect.

(vii) Advances and Loans. No advances or loans by Emtek or E.T.
Bygg to the Selling Stockholder or to employees, affiliates or agents of Emtek, E.T. Bygg or the Selling Stockholder shall be outstanding.

(viii) Due Diligence. Sealed Air shall have completed a due diligence review of Emtek and E.T. Bygg including without limitation a financial review or audit by KPMG Peat Marwick or its affiliate of Emtek and E.T. Bygg's financial condition, which review and audit shall be satisfactory to Sealed Air in all material respects.

(ix) Permits. Approvals, Litigation. Etc. All permits and approvals from any governmental agency or regulatory authority required for the lawful consummation of the transactions contemplated by this Agreement and the Lease shall have been obtained and shall remain in full force and effect. No legal proceeding shall be pending or overtly threatened, or any basis for such a proceeding asserted, before any court or by any governmental agency or regulatory authority of any jurisdiction directed against the consummation of any of the transactions contemplated by this Agreement or the Lease which, in the opinion of counsel to and in the judgment of the Purchaser or Sealed Air, makes it impracticable or inadvisable on the part of the Purchaser or Sealed Air to proceed with the transactions contemplated by this Agreement. The Purchaser, Sealed Air and the Selling Stockholder shall have obtained all consents and permits, if any are required, from third parties in connection with the performance of this Agreement and the Lease (including without limitation of Emtek's or E.T. Bygg's lenders or other creditors).

(x) Current Financial Statements. Emtek and E.T. Bygg shall have delivered to the Purchaser and Sealed Air unaudited balance sheets as of the most recent month-end preceding the Closing Date for which such statements are available (in accordance with the ordinary practices of Emtek and E.T. Bygg) and the related unaudited statements of income, stockholders' equity and changes in financial position for the month and for the cumulative accounting period then ended, which financial statements shall be certified by the Selling Stockholder.

(xi) No Material Adverse Change. There shall have been no material adverse change in the business, assets or prospects, financial or otherwise, of Emtek or E.T. Bygg since December 31, 1993. For the purpose of determining "material adverse change" the principles applied under Section 36 of the Norwegian
Agreement Act 1918 shall apply.

(xii) Accuracy of Representations and Warranties. The representations and warranties of the Selling Stockholder contained in this Agreement and the Lease shall be true and accurate on the Closing Date as if made on such date.

(xiii) Performance of Agreements. The Selling Stockholder shall have duly performed, and shall have caused Emtek and E.T. Bygg to duly perform all covenants and obligations to be performed by them under this Agreement.

(b) Conditions to the Selling Stockholder's Obligations. The obligations of the Selling Stockholder to sell the Emtek Shares and the E.T. Bygg Shares and to effect the Closing are subject to the satisfaction, on or before the Closing Date, of the following conditions:

(i) Listing of Sealed Air Shares. If the Selling Stockholder has performed her obligation under Section 3 (a) (ii), she shall not be obligated to accept any Sealed Air Shares paid as part of the Purchase Price, unless such Sealed Air Shares shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

(ii) Bank Guaranty. The Purchaser shall have furnished to the Selling Stockholder a Guaranty of the payment of the Second Installment, the Third Installment and the Fourth Installment in substantially the terms of Exhibit C hereto or such other terms and with a bank that shall be mutually acceptable to the Selling Stockholder and the Purchaser. It being understood that the Guaranty will provide for payment net of any amount set-off under
Section 6 (e). The Purchaser shall bear 50% of the cost of such Guaranty, and the Selling Stockholder will bear the balance.

(iii) Accuracy of Representations and Warranties. The representations and warranties of Sealed Air contained in this Agreement shall be true and accurate on the Closing Date as if made on such date (except as affected by the transactions contemplated by this Agreement and except to the extent that any such representations and warranties have been made as of a specified date, in which case such representations and warranties shall have been true and accurate as of such specified date).

(iv) Performance of Agreements. The Purchaser and Sealed Air shall have duly performed all covenants and obligations to be performed by it under this Agreement on or before the Closing
Date.

4. Representations, Warranties and Covenants of the Selling
Stockholder.

The Selling Stockholder represents and warrants to and covenants with Sealed Air as follows:

(a) The Selling Stockholder has the full legal right, power and authority to sell, assign and transfer the Emtek Shares and E.T.
Bygg Shares.

(b) The Emtek Shares and E.T. Bygg Shares are, and at the time of the transfer will be, owned free and clear of all restrictions on transfer, liens, claims, equities, security interests and encumbrances of any kind or nature whatsoever, and assignment and delivery of such shares to the Purchaser will transfer to the Purchaser good and marketable title thereto free and clear of all restrictions on transfer, claims, liens, equities, security interests and encumbrances of any kind or nature whatsoever.

(c) This Agreement is the Selling Stockholder's legal, valid and binding obligation, enforceable against the Selling Stockholder in accordance with its terms.

(d) The execution, delivery and performance of this Agreement by the Selling Stockholder will not conflict with, result in any breach of, or constitute a default under or cause the acceleration of, or require any consent, approval or other action of any third party, court or governmental authority pursuant to, any mortgage, indenture, or other agreement or instrument, lien, license, permit, judgement, decree, statute, ordinance, rule, regulation, proceeding or order or any other restriction of any kind or character to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or affected.

(e) The Selling Stockholder and her auditor and counsel have received a copy of Sealed Air's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (without the exhibits thereto), and of Sealed Air's Annual Report to Stockholders, each for the year ended December 31, 1993, a copy of Sealed Air's Proxy Statement dated March 30, 1994 for the Annual Meeting of Sealed Air's stockholders to be held on May 20, 1994, and the Selling Stockholder and her auditor and counsel have had access to such other public information regarding the business and financial affairs of Sealed Air as the Selling Stockholder has deemed necessary to enable the Selling Stockholder to make an informed investment decision with respect to the acquisition of the Sealed Air Shares.

(f) The Selling Stockholder and/or her auditor and counsel have such experience in business and financial matters so as to be able to evaluate independently the merits and risks of an investment in the Sealed Air Shares, and the Selling Stockholder is able to bear the economic risk of an investment in the Sealed Air Shares including, without limiting the generality of the foregoing, the risk of losing all or any part of the Selling Stockholder's investment in the Sealed Air Shares and the inability of selling or otherwise transferring or disposing of the Sealed Air Shares for an indefinite period of time.

(g) The Selling Stockholder and/or her auditor or counsel have been afforded an opportunity to ask questions about and receive answers in response concerning the business and financial affairs of Sealed Air from representatives of Sealed Air and the opportunity to obtain any additional publicly available information that such Selling Stockholder and/or her auditor or counsel desired with respect to Sealed Air.

5.   Additional Representations, Warranties and Covenants of the
     Selling Stockholder.

The Selling Stockholder represents and warrants to and covenants with the Purchaser and Sealed Air as follows:

(a) Organization. Standing, Etc. Each of Emtek and E.T. Bygg is a duly organized and validly existing corporation in good standing under the laws of Norway and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

(b) Capitalization. Emtek has an authorized capitalization of
10.000 shares of Emtek Capital Stock, par value NOK 1,000 per share. E.T. Bygg has an authorized capitalization of 50 shares of E.T. Bygg Capital Stock, par value NOK 1,000 per share. No shares of Emtek Capital Stock or E.T. Bygg Capital Stock are held in treasury. The outstanding shares of Emtek Capital Stock and E.T. Bygg Capital Stock are validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

(c) Charter Documents and Bylaws. The Selling Stockholder has delivered to Sealed Air a true, correct and complete copy of the Articles of Association (including all amendments thereto) of Emtek and E.T. Bygg. No action or proceeding is pending or contemplated for the amendment of the Articles of Association of Emtek or E.T. Bygg or for the dissolution or liquidation of Emtek or E.T. Bygg.

(d) Outstanding Options Warrants or Other Rights. Neither Emtek nor E.T. Bygg has outstanding any option, warrant or other right permitting or requiring it or others to purchase or convert any obligation into shares of Emtek Capital Stock or E.T. Bygg Capital Stock, has agreed to issue any shares of Emtek Capital Stock or E.T. Bygg Capital Stock, or has made any commitment to increase the capital stock of Emtek or E.T. Bygg. There are no voting trusts or other agreements or understandings with respect to the voting or transfer of shares of Emtek Capital Stock or E.T. Bygg Capital Stock, and shares of Emtek Capital Stock and E.T. Bygg Capital Stock are not subject to any pre-emptive rights, rights of first refusal or similar rights.

(e) Subsidiaries. Neither Emtek nor E.T. Bygg has any subsidiaries. Emtek owns on the date of signing of this Agreement a minority of the share capital of Norlepak Oy, a Finnish company, and 20% of the share capital of REOP AS, a Norwegian company.

(f) Record Ownership. The Selling Stockholder is the sole record and beneficial owner of all of the shares of Emtek Capital Stock and E.T. Bygg Capital Stock.

(g) Financial Statements. The Selling Stockholder has delivered to Sealed Air audited financial statements of Emtek and E.T. Bygg including any related notes thereto and any reports thereon for each of its five fiscal years ended December 31, 1993. Except as has been disclosed to the Purchaser and Sealed Air in writing, the foregoing financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and fairly present the financial position, income and stockholders' equity and changes in financial position of Emtek and E.T. Bygg as of the dates and for the respective periods indicated. Such balance sheets in all material respects make full and adequate provision for all fixed and contingent obligations and liabilities of Emtek and E.T. Bygg as of the dates and for the periods indicated required by generally accepted accounting principles consistently applied to be therein provided for and as of December 31, 1993 neither Emtek nor E.T. Bygg had any obligations or liabilities of any nature not reflected in and adequately reserved against on such balance sheets as of December 31, 1993 as required by generally accepted accounting principles consistently applied to be so reflected or reserved against. To the best of the knowledge of the Selling Stockholder, there is no basis for the assertion against Emtek or E.T. Bygg of any material liability or obligation not adequately reflected in or reserved against in such financial statements.

(h) Certain Changes or Events. Since December 31, 1993, except as disclosed in Exhibit D (the "Disclosure Schedule"), neither Emtek nor E.T. Bygg has:

(i) experienced any material change in its condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects other than changes in the ordinary course of business which have not been materially adverse (for the purpose of determining "material adverse change" the principles applied under Section 36 of the Norwegian Agreement Act 1918 shall apply);

(ii) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock, or made any other payment except for normal compensation, reimbursements of business expenses, and amounts payable to the Selling Stockholder pursuant to written agreements in effect prior to December 31, 1993 disclosed in the Disclosure Schedule;

(iii) issued or committed to issue any shares of its capital stock of any class or any options, warrants or conversion or other rights to purchase any such shares or interests or any securities convertible into or exchangeable for such shares or interests;

(iv) incurred any indebtedness for borrowed money or issued or sold any debt securities except pursuant to lines of credit existing at December 31, 1993;

(v) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance, or granted any option with respect to any of its properties or assets, tangible or intangible;

(vi) acquired or disposed of any assets or properties of material value;

(vii) forgiven or cancelled any debts or claims except in the ordinary course of business; or waived any material rights

(viii) entered into any material transaction other than in the ordinary course of business;


(ix) granted to any director, officer or salaried employee or any class of other employees any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 1993 (other than normal periodic salary reviews in amounts consistent with past practices) or any severance or termination pay (other than in minor amounts consistent with past practices), or entered into any employment or consulting agreement or arrangement with any person, except the Selling Stockholder, other than in the ordinary course of business;

(x) entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any fringe benefit, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding);

(xi) suffered any damage or, destruction to any of its property or assets (whether or not covered by insurance) which materially and adversely affects or could materially and adversely affect its condition (financial or otherwise), properties, assets, business, operations or prospects envisioned by it;

(xii) incurred any material liability or obligation (fixed or contingent) except (A) liabilities and obligations in the ordinary course of business and (B) other liabilities and obligations not exceeding NOK 50,000 in the aggregate.

(i) Title to Properties: Liens. Each of Emtek and E.T. Bygg has good and marketable title to, or valid and subsisting leasehold interests in, all of its respective properties and assets, real and personal, tangible and intangible. Such properties and assets constitute all of the properties and assets necessary or currently being used to conduct the business of Emtek and E.T. Bygg as it is presently being conducted, and there has been no loss or casualty with respect to such properties or assets whether or not covered by the proceeds of insurance. Except as described in the Disclosure Schedule or disclosed in the financial statements provided pursuant to Section 5(g), such properties and assets are subject to no mortgage, option, pledge, lien, charge, encumbrance, security interest, conditional sale or other title retention agreement or to any easements, rights of way, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Emtek or E.T. Bygg. There is not under any material lease of real or personal property to which Emtek or E.T. Bygg is a party any existing default or event of default or event which with notice or lapse of time or both would constitute a default. The Disclosure Schedule contains a true and complete list and brief description of all real and material personal properties owned or leased by Emtek or E.T. Bygg, including any significant structures located on any of such real properties. All improvements on such real properties have been made and all operations thereof have been conducted so as to comply with and conform to, and to the best knowledge of the Selling Stockholder do not fail to comply with and conform to, any and all applicable health, fire, environmental (including without limitation air and water pollution laws and regulations), safety, and building laws and other applicable statutes, rules and regulations, except for violations which (or the curing of which) would not have a materially adverse effect on the conduct of the present business activities of Emtek or E.T. Bygg. All such improvements and operations comply with all zoning laws, ordinances and regulations applicable to such real properties. The buildings, structures, fixtures, machinery and equipment used by Emtek and E.T. Bygg in the conduct of their respective businesses are in good operating condition and repair.

(j) Adequacy of Patents and Other Rights. There are no:

(i) material patents, patent applications, inventions as to which Emtek or E.T. Bygg have commenced action to apply for patents, trademarks (either registered or registration applied for), trade names and copyrights that are as of the date of this Agreement (A) owned or otherwise held in the name of Emtek or E.T. Bygg or (B) owned by or otherwise held in the name of third parties in which Emtek or E.T. Bygg has any interest by license or otherwise; and

(ii) material licenses, assignments and agreements to which Emtek or E.T. Bygg is a party relating to any patent, patent application, trademark (either registered or registration applied for), trade name, copyright, process, design, trade secret, know-how or technology owned by or otherwise held in the name of Emtek or E.T. Bygg.

To the best knowledge of the Selling Stockholder, neither Emtek nor E.T. Bygg has infringed or is infringing, or has engaged or is engaging in any unauthorized use or misappropriation of, any patent, trademark, trade name, copyright (including any copyright relating to software), process, design, invention, trade secret, know-how or technology owned by or belonging to any third party and used in the business of Emtek or E.T. Bygg, and there is no basis nor would there be any basis for the assertion of any claim against Emtek or E.T. Bygg of such infringement, unauthorized use or misappropriation. There is no pending or threatened claim of such nature against Emtek or E.T. Bygg.

The items described in clauses (i) and (ii) include all such as are required or as are being used to carry on the business of Emtek or E.T. Bygg substantially as now conducted. All such items are owned or usable by Emtek or E.T. Bygg free from known objection or adverse claim, free of known defect, and free of payments to any third party except under agreements listed on the Disclosure Schedule hereto.

(k) Litigation, Etc. Except as disclosed in the Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the best of the knowledge of the Selling Stockholder, threatened against or affecting Emtek or E.T. Bygg, at law or in equity, before any court, commission, board, bureau, agency, instrumentality or other governmental authority. To the best of the knowledge of the Selling Stockholder, there are no claims that have not been asserted against Emtek or E.T. Bygg that are probable of assertion.

(l) Accounts Receivable. The accounts receivable of Emtek and E.T. Bygg as shown on the balance sheets at December 31, 1993, or thereafter acquired by them, are usual and normal receivables and, through the continuation of existing collection procedures, are and on the Closing Date will be collectible within sixty (60) days after the dates on which they arose in aggregate amounts thereof, after allowance for doubtful accounts in the amount of the reserve established therefor as reflected in said balance sheets.

(m) Inventory. Except as has been disclosed to and accepted by Sealed Air, the inventories of Emtek and E.T. Bygg shown on the balance sheets at December 31, 1993 or thereafter acquired by them, consist of items of a quality and quantity usable or saleable in the normal course of the respective businesses of Emtek and E.T. Bygg; the value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value or adequate reserves have been provided therefor; and the value at which such inventory is carried reflects the normal inventory valuation policies of Emtek and E.T. Bygg.

(n) Governmental Consents, Etc. Neither Emtek, E.T. Bygg nor the Selling Stockholder is required to obtain any consent, approval or authorization of any governmental authority in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the Lease.

(o) Disclosure. Neither this Agreement, nor the financial statements referred to in Section 5(g), nor any other document, certificate, schedule or written statement furnished to Sealed Air by or on behalf of Emtek, E.T. Bygg or the Selling Stockholder in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(p) Compliance With Other Instruments Etc. Except for the consents described in the Disclosure Schedule hereto, which consents will be obtained prior to Closing, the execution, delivery and performance of this Agreement by the Selling Stockholder and the performance by Emtek and E.T. Bygg of the obligations that the Selling Stockholder has agreed to cause them to perform under this Agreement and the Lease will not conflict with, result in any breach of, or constitute a default under or cause the acceleration of, or require any permit, approval, consent or other action by any other person pursuant to any provision of any charter, bylaw, mortgage, indenture, lien, license, permit, lease, option or other material agreement or instrument, judgement, decree, ordinance, regulation, proceeding or order or any other restriction of any other kind or character to which Emtek or E.T. Bygg is a party or by which Emtek or E.T. Bygg or any of their respective properties may be bound or affected.

(q) Compliance With Law. Emtek and E.T. Bygg hold all registrations, licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and have conducted their respective businesses so as to comply, and to the best knowledge of the Selling Stockholder have complied and are complying in all material respects, with all applicable statutes, laws, ordinances, rules and regulations (including without limitation all such statutes, laws, ordinances, rules and regulations that relate to the environment, occupational safety, employment opportunity or other terms of employment, product safety or the testing, licensing or registration of their respective products) of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their respective operations and are not in violation of any thereof, except for such registrations, licenses, franchises, permits and authoriza-tions, the lack of which, and for such statutes, laws, ordinances, rules and regulations, non-compliance with or violations of which (or the curing thereof), in any one case or in the aggregate, would not have a materially adverse effect on the assets, liabilities, earnings, business, prospects or condition (financial or otherwise) of Emtek or E.T. Bygg or impair the Selling Stockholder's ability or the ability of Emtek or E.T. Bygg to consummate the transactions contemplated by this Agreement or the Lease.

(r) Existing Contracts. All material contracts, agreements, leases, licenses and understandings to which Emtek or E.T. Bygg is a party (true, correct and complete copies of which have been delivered or made available to the Purchaser and Sealed Air) are in full force and effect and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of Emtek or E.T. Bygg or, to the best of the knowledge of the Selling Stockholder, the other parties thereto. Except as disclosed in the Disclosure Schedule, neither Emtek nor E.T. Bygg is a party to or has any material obligation, contingent or otherwise, under any (i) written or oral contract not made in the ordinary course of business, (ii) employment contract or other contract with or for the benefit, directly or indirectly, of any officer, director, shareholder or employee, (iii) collective bargaining agreement with employees, (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plans providing employee benefits, (v) lease with respect to any property, real or personal, whether as lessor or lessee that is not cancelable on less than 90 days notice, (vi) contract for the purchase or provision of goods or services by Emtek or E.T. Bygg for an aggregate price in excess of NOK 200.000 per contract,
(vii) contract or commitment for capital expenditures in excess of NOK 200.000 in the aggregate, (viii) contract continuing over a period of more than one year from its date, (ix) mortgage, loan or credit agreement, (x) contract requiring consent to the transactions contemplated by this Agreement, (xi) contract to act as an agent of any person, (xii) Guaranty of the obligations of any other person, or (xiii) contract for the distribution, sale or marketing of its products by others.

(s) Outstanding Indebtedness. Except as reflected in the financial statements referred to in Section 5 (g), neither Emtek nor E.T. Bygg has any outstanding indebtedness, other than uncapitalized leases and trade or business obligations subsequently incurred in the ordinary course of business, and neither Emtek nor E.T. Bygg is in default in respect of any terms or conditions of any such indebtedness.

(t) Taxes. Etc. Emtek and E.T. Bygg have timely and accurately filed all necessary tax returns to be filed in Norway, which is the only taxing jurisdiction in which Emtek and E.T. Bygg are subject to taxation. In addition Emtek and E.T. Bygg have timely and accurately filed all payroll tax reports and PAYE withheld from the payroll of employees and value added tax and Emtek and E.T. Bygg have both paid in full or made adequate provisions for payment of all taxes, interest and penalties due in respect of the tax returns.

True and complete copies of all tax and information returns and reports and related documents have been or upon request will be made available to Sealed Air. The financial statements of Emtek and E.T. Bygg referred to in Section 5(g) contain adequate provisions, in accordance with generally accepted accounting principles for all taxes including PAYE and MVA (VAT) of Emtek and E.T. Bygg, including interest and penalties in respect thereof, required to have been accrued for. Neither Emtek nor E.T. Bygg is subject to any pending or have received notice of any other tax examinations. There are no liens for taxes that are due on any of the properties or assets of Emtek or E.T. Bygg.

(u) Insurance. The Disclosure Schedule contains a true and complete list and a brief description of all insurance policies currently in force with respect to the business and assets of Emtek and E.T. Bygg together with the premiums currently paid thereon. Emtek and E.T. Bygg are in compliance with all of the provisions of their respective insurance policies and are not in default under any of the terms thereof. Such insurance policies are of the kinds, in the amounts and against the risks customarily maintained by corporations similarly situated.

(v) Employee Benefits. The Disclosure Schedule contains a true and complete list of all employee benefit and welfare plans of, or other fringe benefits provided by, Emtek and E.T. Bygg, including pension, profit-sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, sickness, disability, medical and death benefit plans.

(w) Miscellaneous.

(i) The Disclosure Schedule contains a true and complete list of the names and current compensation of all employees of Emtek or E.T. Bygg.

(ii) The Disclosure Schedule contains a true and complete list of
(A) each bank and safety deposit facility in which Emtek or E.T. Bygg has an account or a safety deposit box and (B) the names of all persons authorized to draw on each such account or to have access to any such safety deposit facility together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

(iii) Neither Emtek nor E.T. Bygg has, since December 31, 1993, permitted any option to renew any material lease or any material option to purchase any property to expire unexercised, in whole or in part, except for the Lease in Exhibit B.

(iv) The Disclosure Schedule includes a true and complete list of all outstanding powers of attorney granted by Emtek or E.T. Bygg other than limited powers of attorney solely in connection with tax matters and appointments of statutory agents to receive service of process.

(v) Except as set forth on the Disclosure Schedule, neither Emtek nor E.T. Bygg has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks endorsed or made in the ordinary course of business.

(vi) The Disclosure Schedule contains a complete and accurate list of the ten largest customers by NOK sales volume of Emtek and E.T. Bygg for 1993, indicating any existing contractual arrangements with each such customer and whether the terms of purchases by such customer differed from the ordinary and customary trade terms of Emtek.

6.    Indemnification.

(a) Indemnification. The Selling Stockholder agrees that she will indemnify and save harmless the Purchaser and Sealed Air from and against any and all losses, and expenses arising out of (i) any false or misleading or inaccurate representation or warranty by the Selling Stockholder contained in this Agreement or in any other document, instrument, certificate, schedule or written statement prepared for use and delivered to the Purchaser or Sealed Air in connection with the transactions contemplated by this Agreement or the Lease or any breach of any such representation or warranty, (ii) any breach by the Selling Stockholder of any provision of this Agreement,(iii) any matter described in Section 6(c) or (iv) any matter or event related to the Norpapp business to be retained by the Selling Stockholder, ref. Section 8 (f).

(b) Liability for Indemnification. Except in the case of actual fraud, the Selling Stockholder shall not be liable for indemnity under this Section 6:

(i) for any Losses (other than Losses arising out of Section 6(c) or the representations and warranties contained in Section 5(t) or otherwise relating to taxes) unless notice of such Loss has been given to the Selling Stockholder by Sealed Air on or prior to the third anniversary of the Closing Date; or

(ii) for any Losses arising out of Section 6(c) or the representations and warranties contained in Section 5(t) or otherwise relating to taxes unless notice of such Loss has been given to the Selling Stockholder by the Purchaser and Sealed Air within six (6) months after the expiration of tax statute of limitations that applies to the tax return in question; or

(iii) after the Closing hereunder, for any Losses arising out of any particular matter as to which the nature and existence of such matter shall have been fully and fairly disclosed in the financial statements delivered pursuant to Section 5 (g), the Disclosure Schedule, or in writing to the Purchaser and Sealed Air prior to the Closing hereunder, which writing states that it is intended to take advantage of the benefit of this Section 6(b)(iii) and is accepted by the Purchaser and Sealed Air.

(iv) Except in the case of actual fraud or gross negligence the maximum amount of indemnification will be NOK 6,000,000,- through the second anniversary of the Closing and NOK
4,500,000,-thereafter.

(c) Tax etc. In the event that, with respect to any taxable year or period of Emtek or E.T. Bygg, ended prior to the Closing Date in the case of Emtek or the date of delivery of E.T. Bygg Shares in the case of E.T. Bygg, a relevant taxing authority shall increase the taxable income or adjust any other figure leading to an increase of taxes payable, the Selling Stockholder shall indemnify to hold harmless Emtek or E.T. Bygg respectively against any additional tax (including but not limited to any interest, penalties or other charges) levied in connection therewith to which either such companies may become subject as a result of such an adjustment of the tax base. The same shall apply for payroll taxes, PAYE and VAT. However, the Selling Stockholder shall not be liable for such additional tax to the extent that Emtek or E.T. Bygg as the case may be is allowed corresponding benefits in other income years. The Selling Stockholder shall only be held liable if given an opportunity to participate at her own expense at all stages in the correspondence with the tax authorities leading up to an amendment and in addition the Selling Stockholder shall have the right to participate at her own expense in the appeals proceeding sand possible subsequent litigation.

(d) Survival of Representations and Warranties. The representations and warranties of the Selling Stockholder shall survive the Closing to the extent of the obligations of the Selling Stockholder for indemnity under this Agreement.

(e) Right to set-off. The Purchaser shall have the right to set-off for any claim the Purchaser or Sealed Air may have against the Selling Stockholder as at the due date of the Second, Third or Fourth Installments respectively. This right of set-off shall be reflected in the wording of the Guaranty (Exhibit C). The right of set-off shall be exercised in writing and the reason for and an indication of the amount of the Purchaser's or Sealed Air's claim shall be noted in the notice to the Selling Stockholder. If the Purchaser or Sealed Air exercises the right of set-off for such claim, the amount set-off will reduce the amount of the Installment against which such set-off is made that is payable in Sealed Air Shares. If the Purchaser exercises the right of set-off with respect to any claim the amount set-off shall be placed in an escrow deposit with a Norwegian bank reasonably acceptable to the Selling Stockholder and Sealed Air.

7. Representations and Warranties of the Purchaser and Sealed Air.

The Purchaser and Sealed Air represent and warrant to and covenant with the Selling Stockholder as follows:

(a) Due Incorporation. Sealed Air is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America and the Purchaser is a limited liability company duly organized and existing under the laws of the Netherlands.

(b) Due Authorization, Etc. The execution, delivery and performance of this Agreement by each of the Purchaser and Sealed Air and the issuance of the Sealed Air Shares will, as of the Closing Date, have been duly authorized by all necessary corporate action of the Purchaser and Sealed Air and, upon their delivery to the Selling Stockholder, the Sealed Air Shares will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof. Subject to the approval of this Agreement by the Board of Directors of the Purchaser and Sealed Air, this Agreement has been duly executed and delivered by the Purchaser and Sealed Air and constitutes the legal, valid and binding obligation of Sealed Air, enforceable against the Purchaser and Sealed Air in accordance with its terms.

(c) No Violation. Subject to the approval of this Agreement and the transactions contemplated by this Agreement by the Board of Directors of the Purchaser and Sealed Air the execution, delivery and performance of this Agreement by the Purchaser and Sealed Air does not conflict with or constitute a breach by the Purchaser or Sealed Air of any of the terms or provisions of, or a default under, any charter document or by-law of the Purchaser and Sealed Air, or any mortgage, indenture or other agreement or instrument, judgement, decree, ordinance, regulation or order to which the Purchaser or Sealed Air is a part or by which Sealed Air is bound.

(d) Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of Sealed Air, threatened against the Purchaser or Sealed Air which seeks to prevent the consummation of the transactions contemplated by this Agreement.

(e) Reports and Financial Statements. Sealed Air has delivered to the Selling Stockholder copies of (i) its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1993 (without the exhibits thereto) and a copy of Sealed Air's Annual Report to Stockholders for the year ended on such date (each of which contains a consolidated balance sheet of Sealed Air and its subsidiaries as at December 31, 1993 and the related consolidated statements of earnings, of additional paid-in capital and retained earnings and of changes in consolidated financial position of Sealed Air and its subsidiaries for the year ended on such date), all as reported upon by KPMG Peat Marwick, independent certified public accountants, (ii) Sealed Air's Proxy Statement dated March 30, 1994 for its Annual Meeting of Stockholders to be held on May 20, 1994. Except as set forth therein, the foregoing financial statements have been prepared in accordance with generally accepted accounting principles. The balance sheets (together with the related notes) present fairly the consolidated financial position of Sealed Air and its subsidiaries as at the respective dates indicated, and the statements of earnings, shareholders' equity (deficit) and of cash flows (together with the related notes) present fairly the consolidated results of Sealed Air's operations and of consolidated changes in Sealed Air's financial position for the respective periods indicated.

8.   Certain Agreements.

(a) Conduct of Business of Emtek and E.T. Bygg Prior to the Closing, etc. Prior to the Closing and with respect to E.T. Bygg, until the Purchaser shall have acquired the E.T. Bygg Capital Stock except as contemplated by this Agreement or as may be expressly approved in writing by Sealed Air, the Selling
Stockholder:

(i) will cause Emtek and E.T. Bygg to operate their respective businesses only in the usual, regular and ordinary manner;

(ii) will cause Emtek and E.T. Bygg to maintain all of their respective properties in customary repair, order and condition and to maintain adequate insurance upon all of their respective properties, at least in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iii) will cause Emtek and E.T. Bygg to maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and periods and to comply with all laws materially applicable to them and to the conduct of their respective businesses;

(iv) will not permit any amendment to be made in the Articles of Association of Emtek or E.T. Bygg or permit Emtek or E.T. Bygg to merge or consolidate with, or to sell all or substantially all of its assets to, any other corporation or change the character of its business;

(v) will not permit any change to be made in the number of shares of Emtek Capital Stock or E.T. Bygg Capital Stock issued and outstanding or any option, warrant or any other right to purchase of to convert any obligation into shares of Emtek Capital Stock or E.T. Bygg Capital Stock, as the case may be, to be granted or made by Emtek or E.T. Bygg;

(vi) will not permit (A) any dividend or other distribution or payment to be declared, paid or made by Emtek or E.T. Bygg in respect of their capital stock, (B) any purchase, redemption or other acquisition of any outstanding shares of their capital stock, or (C) any payment to the Selling Stockholder (except for normal compensation and payments under existing contracts described in the Schedules hereto, as previously in effect) in repayment of any loan, advance or otherwise;

(vii) will not permit Emtek or E.T. Bygg to encumber or mortgage any of their respective properties or assets or to enter into any transaction or to make or enter into any contract or commitment which is not in the ordinary course of business, nor will the Selling Stockholder permit Emtek or E.T. Bygg to incur any obligation (contingent or otherwise) other than in the ordinary course of business or to transfer or convey or acquire any material assets or property, or to enter into any arrangement, agreement or undertaking (including, without limitation, employment agreements with executives), or to pay or promise to pay any bonus or special compensation to employees, except in accordance with existing employment agreements, or to modify, amend or terminate the bonus, pension, profit-sharing, compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees;

(iii) will promptly take, and shall cause Emtek and E.T. Bygg to take, such actions as shall be necessary to satisfy the conditions set forth in Section 3 requiring action on the part of the Selling Stockholder or on the part of Emtek or E.T. Bygg; and

(ix) from and after the date of this Agreement, unless the transactions contemplated by this Agreement shall be terminated solely by action of Sealed Air, neither the Selling Stockholder nor Emtek nor E.T. Bygg shall solicit inquiries or proposals or participate in any negotiations concerning, or provide any person with any information in connection with, any acquisition or purchase by merger, consolidation, sale of stock or assets or otherwise of all substantially all of the assets or capital stock of Emtek or E.T. Bygg, and the Selling Stockholder will notify the Purchaser and Sealed Air immediately if any such inquiries or proposals are received.

(b) Delivery of Minute Books and Corporate Records; Resignation of Directors.

(i) Upon the completion of the transfers contemplated by Section 2(b)(i) or 2(b)(ii), as the case may be, the Selling Stockholder shall cause the minute books and corporate records of Emtek and E.T. Bygg to be delivered to such person or persons as may be designated by Sealed Air as the custodian of such records in complete and up-to-date condition. Such delivery shall be deemed to be a representation on the part of the Selling Stockholder that such minute books and corporate records are true, correct and complete.

(ii) Upon the Closing Date in the case of Emtek and upon the transfer of the E.T. Bygg Shares in the case of E.T. Bygg, the directors of each such company shall resign at the first extraordinary general meeting of each such company held after such date and be replaced by the Purchaser's designees.

(c) Listing of the Sealed Air Shares. Sealed Air shall submit to the New York Stock Exchange, promptly after the execution of this Agreement and the approval thereof by Sealed Air's Board of Directors, an application to list the Sealed Air Shares on such exchange and otherwise shall use its reasonable commercial efforts to have the Sealed Air Shares authorized for listing on such Exchange. The Selling Stockholder will cooperate with Sealed Air in the preparation and submission of such listing application as Sealed Air may reasonably request, and hereby consents to the inclusion therein of the financial statements described in Section 5 (g) hereof. In the event that such Exchange authorizes the Sealed Air Shares for listing, Sealed Air shall give or cause to be given official notice of the issuance of the Sealed Air Shares to such Exchange promptly after the Closing Date.

(d) Certain Tax Obligations. The Selling Stockholder will pay in a timely manner any and all taxes for which the Selling Stockholder may be liable as a consequence of the transactions contemplated by this Agreement and shall indemnify and hold the Purchaser, Sealed Air, Emtek and E.T. Bygg harmless from and against any claims that may be made against any of them as a consequence of the Selling Stockholder's failure to perform her obligations under this subsection (d).

(e) Non-Competition. The Selling Stockholder undertakes for a period from the Closing Date until December 31, 1999 to refrain from, directly or indirectly, engaging in the manufacture of any products manufactured and sold by Emtek within two years prior to the Closing Date. If the Selling Stockholder contravenes the obligations established under this Section 8(e), the Selling Stockholder will pay in cash to the Purchaser and Sealed Air an amount of NOK 1,000,000 per event; provided, however, that the Purchaser and Sealed Air may claim damages to the extent that the Purchaser can prove that the loss suffered by Sealed Air, the Purchaser or Emtek due to the Selling Stockholder's breach of this clause exceeds NOK 1,000,000. The Selling Stockholder agrees to indemnify the Purchaser, Sealed Air or Emtek for any and all losses suffered by any of them due to any breach of this non-competition clause. The agreed penalty and any possible exceeding loss may be set off against the Purchaser's duty to pay the purchase price under this Agreement.

(f) Norpapp. The Purchaser acknowledges that the business activities (other than the ownership and leasing of Emtek's facility) ("Norpapp") operated by the Selling Stockholder through E.T. Bygg, will be retained by the Selling Stockholder upon the transfer of the shares of E.T. Bygg to the Purchaser without reduction of the purchase price. The Selling Stockholder may retain Norpapp by means of distribution, dividends or other transactions from E.T. Bygg, provided that such transaction will have no adverse affect upon the financial condition of E.T. Bygg as of December 31, 1993. If any such transaction should lead to extra taxes for E.T. Bygg, the Selling Stockholder shall pay any such extra tax. The Selling Stockholder undertakes to organize Norpapp as a separate business entity fully independent of E.T. Bygg, prior to January 25, 1997, and all obligations of E.T. Bygg related to Norpapp, including any possible extra tax, caused by the separation of Norpapp from E.T. Bygg shall be taken over by the new entity and guaranteed by the Selling Stockholder. The Selling Stockholder agrees that she will indemnify and save harmless the Purchaser and Sealed Air for any claims of what ever nature related to Norpapp, ref. Section 6 (a). The Selling Stockholder undertakes to keep the Purchaser and Sealed Air fully informed of the plans to separate Norpapp from E.T. Bygg's other business activities.

9.   Registration of the Sealed Air Shares and Restrictions on
Transfer.

(a) Registration Pursuant to Rule 415. As soon as practicable after the Closing Date in the case of Sealed Air Shares issued in payment of the First Installment or after the date (each a "Delivery Date") on which the Second Installment, the Third Installment or the Fourth Installment, as the case may be, is due in the case of Sealed Air Shares issued or delivered in payment of all or any portion thereof, and in no event later than 30 days after the date by which the Selling Stockholder shall have supplied Sealed Air with all information and materials with respect to Emtek and E.T. Bygg and the Selling Stockholder required in connection with the filing by Sealed Air of the registration statements referred to in this Section 9, Sealed Air will file a registration statement pursuant to Rule 415 of the regulations under the U. S. Securities Act of 1933, as amended (the "1933 Act"; each such Registration Statement being herein referred to as a "Registration Statement"), relating to the Sealed Air Shares issued or delivered on such date to the Selling Stockholder and use its reasonable commercial efforts to make such Registration Statement become effective and qualify the same under the Blue Sky laws of such states of the United States as may be reasonably requested, as promptly as practicable after such filing; provided, however, that Sealed Air shall not be obligated to qualify as a foreign corporation or as a dealer in securities or to execute or file any general consent to service of process under the laws of any such state where it is not so subject. Sealed Air agrees to use its reasonable commercial efforts to keep the first Registration Statement effective until the third anniversary of the Closing Date and to keep each Subsequent Registration Statement effective until the third anniversary of the Delivery Date. The description of the plan of distribution in each such Registration Statement shall be in substantially the form delivered to the Selling Stockholder prior to the Closing Date, with such changes therein as may be required by the U.S. Securities and Exchange Commission. The Selling Stockholder will not be entitled to any other rights with respect to registration of Sealed Air Shares.

(b) Expenses. Except as otherwise specifically provided in this
Section 9, the entire costs and expenses of the registration and qualification pursuant to Section 9(a) shall be borne by Sealed Air. Notwithstanding the foregoing, Sealed Air shall not be required to pay any underwriting or brokerage discounts, fees or commissions or any fees of counsel for the Selling Stockholder in connection with the Registration Statements or any sale of Sealed Air Shares.

(c) Procedures. In the case of each registration or qualification pursuant to Section 9(a), Sealed Air will keep the Selling
Stockholder advised in writing as to the in litiation of proceedings for such registration and qualification and as to the completion thereof, and will advise the Selling Stockholder, upon request, of the progress of such proceedings.

(d) Indemnification. Sealed Air will indemnify and hold harmless the Selling Stockholder against any losses, claims, damages, or liabilities, joint or several, and expenses (including reasonable costs of investigation) to which the Selling Stockholder may be subject, under the 1933 Act or otherwise, insofar as any thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon information, including without limitation any information provided as to Emtek or E.T. Bygg for the period prior to the Closing Date or any other information, furnished to Sealed Air in writing by the Selling Stockholder (with respect to which information the Selling Stockholder shall so indemnify and hold harmless Sealed Air and each person, if any, who controls Sealed Air within the meaning of the 1933 Act). In order to provide for just and equitable contribution in circumstances in which the indemnification provided for above in this Section 9(d) is due in accordance with its terms but is unavailable, Sealed Air or the Selling Stockholder, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities incurred (including legal or other expenses reasonably incurred in connection with investigating or defending the same). In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate in the circumstances; provided, however, that no person guilty of fraudulent misrepresentations (within the meaning of Section ll(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentations.

(e) Selling Stockholder's Representation. The Selling Stockholder represents and warrants to the Purchaser and Sealed Air that any acquisition of Sealed Air Shares by the Selling Stockholder pursuant to this Agreement will be, at the time of acquisition, for her own account and that the Selling Stockholder will hold any Sealed Air Shares received by her pursuant to this Agreement for her own account and not with a view to any resale or distribution thereof in any manner not in compliance with the 1933 Act and the rules and regulations thereunder. The Selling Stockholder agrees with the Purchaser and Sealed Air that:

(i) the Selling Stockholder is neither a citizen nor a resident of the United States;

(ii) the Selling Stockholder will not offer to sell, sell or otherwise dispose of any Sealed Air Shares except (x) pursuant to an effective Registration Statement under the 1933 Act, that covers the Sealed Air Shares being disposed of (y) in compliance with Rule 144 under the 1933 Act, or (z) in a transaction that, in the opinion of counsel reasonably satisfactory to Sealed Air, does not require registration of such Sealed Air Shares under the 1933 Act; and

(iii) in the event of any disposition not made pursuant to an offering registered under the 1933 Act or that complies with an exemption from registration under such Act, the Selling Stockholder will indemnify and hold harmless Sealed Air and its officers and directors from and against any and all losses, damages or liabilities for which they, or any one of them, shall be or become liable under the 1933 Act or otherwise as a result of such disposition, and will reimburse each of them for any legal or other expenses incurred by them in connection with defending against any claim or suit for losses, damages or liabilities arising out of or based on any distribution or resale of such Sealed Air Shares, or any part thereof, by such Selling Stockholder in violation of the 1933 Act, or in breach of the representations set forth above (it being understood that the Selling Stockholder shall have the right to participate, at the Selling Stockholder's expense, in the defense of any such claim).

(f) Legend on Certificates.

(i) The certificates representing the Sealed Air Shares (and any certificate representing Sealed Air Common Stock issued in exchange therefor or any certificate representing Sealed Air Shares sold in compliance herewith unless (x) Sealed Air shall have obtained an opinion of counsel satisfactory to it that such legend is not necessary under the 1933 Act or (y) such shares are sold pursuant to an effective Registration Statement) will bear a legend in substantially the following form:

"The Shares represented by this Certificate have not been registered under the Securities Act of 1933, but have been issued or transferred to the registered owner pursuant to an exemption from registration thereunder. No transfer or assignment of any such shares shall be valid or effective, and the issuer of these shares shall not be required to give any effect to any transfer or attempted transfer or assignment of these shares, including, without limitation, a transfer by operation of law, unless (a) the issuer shall have first obtained an opinion of counsel satisfactory to it that the shares may be transferred without registration under such Act, (b) the shares are sold in compliance with Rule 144 under such Act and the issuer has been supplied with documentation indicating compliance with Rule 144, or (c) the shares are registered under such Act."

Sealed Air agrees that within 12 business days after receipt of any opinion referred to in the legend described above, it will
(A) use its reasonable commercial efforts to cause its transfer agent to issue certificates without such legend or (B) notify the Selling Stockholder that such opinion is not reasonably satisfactory to Sealed Air. No such legend shall be endorsed on any such certificates which, when issued, are no longer subject to the restrictions described in such legend. The Selling Stockholder agrees that Sealed Air may give such stop-transfer orders as may be necessary or desirable to its transfer agent to implement or reflect the provisions of this Section with respect to the Sealed Air Shares.

(ii) Upon and at any time during the effectiveness of each Registration Statement the Selling Stockholder may deliver the certificates for the Sealed Air Shares covered by such Registration Statement containing the legend set forth in paragraph (i) of this Section 9(f), together with a request that new certificates not bearing such legend and representing such Sealed Air Shares be issued to the Selling Stockholder in exchange for such legended certificates. Such request shall set forth the Selling Stockholder's understanding and agreement that delivery by Sealed Air of such unlegended certificates shall not release the Selling Stockholder from her obligations under this Agreement or any certificate or agreement delivered pursuant hereto or under the 1933 Act. Promptly (and in any event within 12 business days) after receipt of such legended certificates and such request, Sealed Air shall use its reasonable commercial efforts to cause its transfer agent to issue and deliver such new certificates. The Selling Stockholder agrees that if, at any time after receiving such unlegended certificates, the Registration Statement covering such Sealed Air Shares is not effective, the Selling Stockholder will thereafter sell such Sealed Air Shares in compliance with Rule 144 under the 1933 Act, and the Selling Stockholder will, upon request by Sealed Air surrender the certificates for the Sealed Air Shares in order that new certificates containing the legend set forth in paragraph (i) of this Section 9(f) may be issued to the Selling Stockholder in exchange therefor. The Selling Stockholder shall advise Sealed Air from time to time of the number of Sealed Air Shares covered by each Registration Statement the Selling Stockholder has sold or otherwise disposed of.


10.   Expenses.

Whether or not the transactions contemplated by this Agreement shall become effective, each party shall pay its own expenses incidental to the negotiation and preparation for Closing of this Agreement.

11.  General.

(a) Corporate Examination; Investigations. From time to time prior to the Closing Date, the Purchaser and Sealed Air may, through their officers, employees, attorneys, accountants, agents and representatives, investigate the properties and assets, examine the books, records and financial condition and consult with officers, employees, attorneys, accountants, agents and representatives (whether or not currently employed or retained) of Emtek and E.T. Bygg to the extent that Sealed Air deems necessary or advisable to investigate the business or affairs of Emtek and E.T. Bygg. The Purchaser and Sealed Air agree that, unless and until the Closing has been consummated, the Purchaser, Sealed Air, and their representatives will hold in strict confidence all data and information so obtained and that, if the transactions contemplated by this Agreement are not consummated, the Purchaser and Sealed Air will return to the Selling Stockholder or Emtek and E.T. Bygg all such data and information as the Selling Stockholder shall reasonably request.

(b) Notices. All notices that are required or may be given pursuant to this Agreement shall be given by personal delivery, by facsimile transmission or by registered or certified mail, return receipt requested, and any such notice shall become effective when delivered in person, received by facsimile or when deposited in the mails, to be sent via air mail, postage prepaid, addressed as follows:

If to the Purchaser or to Sealed Air, to:

Sealed Air Corporation
Park 80 East
Saddle Brook, New Jersey 07662
Attention: William V. Hickey
Senior Vice President-Finance
Facsimile No.: 095 201 703-4205

If to the Selling Stockholder, to:

Aud Rolseth Sanner
Sagstuen 2320 Furnes
Fax no. 62 35 82 51

The address of any party to this Agreement may be changed at any time by written notice to the other parties to this Agreement.

(c) Waivers. No waiver of any term, covenant or condition of this Agreement shall be effective unless made in a written instrument duly executed by or on behalf of the party against whom such waiver is enforceable.

(d) Amendments. The parties may agree to the amendment or modification of this Agreement by an agreement in writing executed in the same manner as this Agreement.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, legatees, personal representatives, successors and assigns of the parties hereto.

(f) Governing Law. The execution, validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of Norway.

g) No Brokers or Finders. No person or entity is entitled to any brokerage commission, finder's fee, advisory fee or other like payment from the Selling Stockholder, the Purchaser or Sealed Air in connection with the transactions contemplated by this Agreement.

(h) Conduct of Business of the Purchaser and Sealed Air.
Neither the entering into, nor any provision contained in, this Agreement shall in any way be construed or deemed, either before or after the Closing, to restrict the Purchaser or Sealed Air in the conduct of their business.

(i) Furnishing of Information. Prior to the Closing, Sealed Air will afford to the Selling Stockholder, her auditor and her counsel, at such times during normal business hours as may be reasonably requested by them, the opportunity to ask questions, and to receive answers, concerning the business and financial affairs of Sealed Air from persons authorized to act on Sealed Air's behalf and the opportunity to obtain any conditional publicly available information (to the extent Sealed Air has such information or can acquire it without unreasonably effort or expense) that the Selling Stockholder, her auditor or counsel, may reasonably request concerning the Sealed Air Shares to be issued pursuant to this Agreement.

(j) Dispute Resolution. Any dispute arising under this Agreement that is not resolved by negotiation between the parties shall be submitted to arbitration in accordance with the arbitration rules of the Oslo Chamber of Commerce. Any such arbitration shall be held in Oslo, Norway. The award of the arbitrators in any such proceeding shall be binding on the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above in three - 3 - originals, one to each of the parties.



________________________      ________________________
Aud Rolseth Sanner                 Sealed Air B.V.


                              _________________________
                              Sealed Air Corporation

                             AMENDMENT NO.  I


                        TO STOCK PURCHASE AGREEMENT


AGREEMENT dated September 8,1994 among SEALED AIR B.V., a limited liability company organized and existing under the laws of the Netherlands (the "Purchaser"), and AUD ROLSETH SANNER, a Norwegian individual (the "Selling Stockholder"), joined in by SEALED AIR CORPORATION, a Delaware corporation ("Sealed Air").


                                Recitals


The parties have entered into a Stock Purchase Agreement dated as of May 30, 1994 (the "Stock Purchase Agreement"). Section
3(b)(ii) of the Stock Purchase Agreement provides for the delivery to the Selling Stockholder at the Closing (as defined in the Stock Purchase Agreement) of a Guaranty.


The parties have agreed that the delivery to the Selling Stockholder of the Guaranty attached hereto as Annex A satisfies the requirements of Section 3(b)(ii) of the Stock Purchase Agreement and desire to set forth their understanding of the consequences of the failure of the Guaranty to remain in effect until November 8, 1997.


Now, THEREFORE, the parties agree as follows.


1. Section I (b) of the Stock Purchase Agreement shall be and is amended by striking the "." appearing at the end of clause (z) thereof, substituting therefor and adding the following language to the end of such Section:


"provided that, if the Guaranty referred to in Section 3(b)(ii) is not renewed for any period ending prior to the date on which the Third Installment or the Fourth Installment is due, the amount thereof not previously paid to the Selling Stockholder shall, subject to Section 6(e), become payable on demand to the Selling Stockholder. The Purchaser shall use its best efforts to cause the Guaranty to remain in effect until November 8, 1997, shall cause written notice of any non-renewal of the Guaranty to be given to the Selling Stockholder not later than sixty (60) days prior to the Anniversary Date thereof (as such term is defined in the Guaranty delivered at the Closing) as of which the Guaranty shall expire, and, in the event that the Guaranty shall cease to remain in effect after any Anniversary Date occurring prior to November 8, 1997, shall pay the unpaid amount of the Third Installment or the Fourth Installment, as the case may be, within five (5) days after a demand therefor made by the Selling Stockholder pursuant to the proviso set forth in the preceding sentence."

2. All other provisions of the Stock Purchase Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above in three (3) originals, one to each of the parties.




___________________           ___________________________________
Aud Rolseth Sanner            William V. Hickey,
                              Managing Director on
                              behalf of Sealed Air B.V.





                              ___________________________________
                              William V. Hickey,
                              Senior Vice President-Finance,
                              on behalf of Sealed Air Corporation